AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22 , 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A.M. Castle & Co.

(Exact name of registrant as specified in its charter)

Maryland	36-0879160
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

(847) 455-7111

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Steven Scheinkman

Chief Executive Officer

A.M. Castle & Co.

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

(847) 455-7111

(Address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Marec E. Edgar

Executive Vice President, General Counsel,

Secretary & Chief Administrative Officer

A.M. Castle & Co.

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

(847) 455-7111

and

R. Cabell Morris, Esq.

Karen A. Weber, Esq.

Winston & Strawn LLP

35 West Wacker

Chicago, Illinois 60601

(312) 558 -5600

Fax: (312) 558-5700

Approximate date of commencement of proposed sale of the securities to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
common stock, $0.01 par value	22,361,111(3)	$61,261,444	$6,170

(1)	All shares registered pursuant to this registration statement are to be offered by selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of the registrant’s Common Stock, $0.01 par value (“Common Stock”), issued to prevent dilution resulting from stock splits, stock dividends or similar events.
(2)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock on the New York Stock Exchange on March 18, 2016, which date is within five business days of the filing of this registration statement.
(3)	Represents 125% of the number of shares of common stock issuable pursuant to the exercise of all convertible notes (without regard to any payment made in respect of premium, make-whole premium or fundamental change) as of March 21, 2016, the trading day immediately prior to the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT AN INVITATION FOR OFFERS TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 22, 2016

PROSPECTUS

22,361,111 Shares

A.M. CASTLE & CO.

Common Stock

This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 22,361,111 shares of our common stock, par value $0.01 per share, which we refer to as our “common stock.” All of the offered shares are issuable, or may in the future become issuable, with respect to our 5.25% Senior Secured Convertible Notes due 2019 (the “New Convertible Notes”) that we have agreed to issue in exchange for our outstanding 7.00% Convertible Senior Notes due 2017 (the “Existing Convertible Notes”) pursuant to the terms of separate Transaction Support Agreements (as may be amended or supplemented from time to time, the “Support Agreements”) that we entered into with certain holders of Existing Convertible Notes, including certain of the selling stockholders named herein. See “Private Placement of New Convertible Notes.” We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders identified in this prospectus may offer the shares of common stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

We have agreed to pay certain expenses in connection with the registration of the shares of common stock. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock.

Raging Capital Management, LLC and certain of its affiliates (“Raging Capital”), is a selling stockholder identified in this prospectus and an affiliate of the Company. Raging Capital owns in the aggregate $27.5 million of the Company’s 12.75% Senior Secured Notes due 2018, $4.2 million of the Existing Convertible Notes and approximately 20% of the Company’s common stock, without giving effect to any common stock issuable upon conversion of the New Convertible Notes. Two of our directors, Kenneth H. Traub and Allan J. Young, are employees of Raging Capital. As an affiliate of the Company, Raging Capital and may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended and, as a result, may be deemed to be making a primary offering of securities, indirectly, on our behalf. We will not receive any of the proceeds from any sale of our shares by this selling stockholder. For more information, please see the section captioned “Selling Stockholders” in this prospectus. Raging Capital will be responsible for its own legal fees and expenses and for any underwriting fees, discounts and commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CAS.” On March 21, 2016, the last sale price of our common stock as reported on the NYSE was $2.41.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 2 of this prospectus, in our annual report on Form 10-K for the year ended December 31, 2015 (as amended by Form 10-K/A), and other documents that we file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2016

ABOUT THIS PROSPECTUS

You should rely only on the information contained, or incorporated by reference, in this prospectus, any prospectus supplement, or any other offering material that we authorize. We and the selling stockholders have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

The information contained in this prospectus or a prospectus supplement or amendment hereto or any other offering material that we authorize, or that is incorporated herein or therein by reference, is accurate only as of the date of such documents, regardless of the time of delivery of this prospectus or prospectus supplement or amendment or any other offering material that we authorize, as applicable, or of any sale of the securities.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “Castle,” “the Company” or similar references mean A.M. Castle & Co., a Maryland corporation, and our consolidated subsidiaries.

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ABOUT A.M. CASTLE & CO.

The Company serves as a specialty metals distribution company serving customers on a global basis. The Company provides a broad range of products and value-added processing and supply chain services to a wide array of customers. The Company’s customers are principally within the producer durable equipment, aerospace, heavy industrial equipment, energy, industrial goods, and construction equipment sectors of the global economy. Particular focus is placed on the aerospace, power generation, mining, heavy industrial equipment, and manufacturing end-markets.

On March 15, 2016, the Company completed the sale of its plastics business, which consisted exclusively of a wholly-owned subsidiary that operates as Total Plastics, Inc., headquartered in Kalamazoo, Michigan, and its wholly-owned subsidiaries, to an unrelated third party. Beginning the first quarter of 2016, Total Plastics, Inc.’s historical financial results will be reflected in the Company’s consolidated financial statements as discontinued operations.

The Company’s corporate headquarters is located in Oak Brook, Illinois. We operate out of 21 metals service centers located throughout North America (16), Europe (3) and Asia (2). Our service centers hold inventory and process and distribute products to both local and export markets. Our website address is www.castlemetals.com. Information contained on our website is not incorporated by reference into this registration statement and such information should not be considered to be part of this registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you in this prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the following documents (except for the portions thereof that are “furnished” rather than filed), which we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, as amended by Form 10-K/A;

•	our Current Reports on Form 8-K filed on January 15, 2016, January 25, 2016, February 3, 2016, February 11, 2016, February 17, 2016, February 23, 2016, February 24, 2016 and March 17, 2016 and March 22, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on May 21, 2007 under the caption “Description of Registrant’s Securities to be Registered” and any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date hereof and prior to the termination of the offering, except for the filings, or portions thereof, that are “furnished” rather than filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, A.M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, IL, 60523, telephone: (847) 455-7111. You may direct telephone requests to Patrick R. Anderson, our Chief Financial Officer, at (847) 455-7111.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly, and current reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC’s web site at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at www.castlemetals.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K (as amended), and any updates in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement include and incorporate by reference “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, other than statements that are purely historical, are forward-looking statements and are based upon management’s present expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Forward-looking statements in this prospectus, any applicable prospectus supplement or incorporated documents include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items, (2) statements of our plans and objectives, (3) statements regarding the capabilities and capacities of our business operations, (4) statements of expected future economic conditions and the effect on us and on our customers, (5) expected benefits of our cost reduction measures, and (6) assumptions underlying statements regarding us or our business. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described below and in the section entitled “Risk Factors”:

•	our substantial indebtedness and covenants related thereto;

•	our ability to refinance or reduce our indebtedness;

•	our ability to achieve all of the expected benefits from our restructuring and performance enhancement initiatives;

•	volatility in the prices of commodities used in our business, including metals and oil;

•	our ability to comply with continued listing requirements of the New York Stock Exchange;

•	our ability to use our net operating loss carryforwards (NOLs);

•	disruptions or shortages in the supply of raw materials;

•	our ability to manage our inventory efficiently and maintain relationships and credit arrangements with our suppliers;

•	our ability to attract new customers and maintain relationships with existing customers;

•	additional impairment of long-lived assets or restructuring charges;

•	increasing freight and energy prices;

•	cyclicality and seasonality of our customers’ businesses;

•	competition in the markets that we serve;

•	the risk of losing key members of our management team or other key personnel, which could be disruptive to our business and it could be difficult to replace such personnel;

•	relocation of production operations for the manufacturing industry outside the United States;

•	general global, economic, credit and capital market conditions, including interest rate fluctuations;

•	risks related to our international operations;

•	our ability to integrate acquired businesses and realize the benefits we anticipate;

•	risks related to our interests in joint ventures, which we do not manage;

•	disruptions in our business; and

•	legal and regulatory compliance.

Other factors include those discussed under the caption “Risk Factors” from time to time in our filings with the SEC. We undertake no duty to update these forward-looking statements after the date of this prospectus, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales. The selling stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

DESCRIPTION OF CAPITAL STOCK

The following information describes our capital stock and provisions of our charter and our Bylaws. This description is only a summary and does not purport to be complete. For information on how you can obtain those documents, see “Where You Can Find More Information.”

Common Stock

Our charter provides that we may issue up to 60,000,000 shares of common stock, $0.01 par value per share, or common stock. As of March 10, 2016, 23,794,390 shares of our common stock were issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of assets legally available therefor and declared by us and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company or appraisal rights. Holders of our common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on such matters, unless the action is approved by the unanimous vote of our Board of Directors, in which case the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter is necessary to approve such action.

Our charter authorizes our Board of Directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Preferred Stock

Our charter provides that we may issue up to 9,988,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Of these, 400,000 shares are classified and designated as Junior Preferred Stock, Series B, $0.01 par value per share.

Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of preferred stock into one or more series of preferred stock. Prior to issuance of shares of each new series, our Board of Directors is required by the MGCL and our charter to set the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such series. As a result, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless the takeover or change in control is approved by our Board of Directors.

The Company’s Board of Directors

The Company’s charter provides that the Company will have the number of directors as determined pursuant to the Bylaws; provided that the number of directors may never be less than the minimum number required by the MGCL, which is one. The Company’s Bylaws provide that the number of directors may be increased or decreased only by a majority of the Board of Directors; provided that the number of directors may not be less than eight nor more than twelve.

Pursuant to our election to be subject to the provision of Subtitle 8 of Title 3 of the MGCL relating to a classified board, our Board of Directors is divided into three classes. Stockholders elect our directors of each class for a term expiring at the third succeeding annual meeting of stockholders and until their successors are duly elected and qualify. Stockholders elect only one class of directors each year. Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders will generally be required to effect a change in a majority of our Board of Directors. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interests of the stockholders.

Any vacancy on our Board of Directors may be filled by a majority of the remaining directors, whether or not sufficient to constitute a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

Removal of Directors

Pursuant to our election to be subject to the provision of Subtitle 8 of Title 3 of the MGCL relating to a removal of directors and the MGCL, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would enable the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company’s charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Company has elected by a provision in the Company’s charter to be subject to the provisions of Subtitle 8 relating to the classification of the Board of Directors, a two-thirds requirement for removing a director and a majority requirement for the calling of a stockholder-requested special meeting. Through provisions in the Company’s charter and Bylaws unrelated to Subtitle 8, the Company already vests in the board the exclusive power to fix the number of directors. In the future, the Company’s Board of Directors may elect, without stockholder approval, to elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to the Company’s Charter and Bylaws

Other than amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the charter, the Company’s charter may be amended only if such amendment is declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter, unless the amendment is approved by the unanimous vote of our Board of Directors, in which case the vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter is necessary to approve such amendment. The Company’s Board of Directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws or to make new Bylaws.

Special Meetings of Stockholders

Special meetings of stockholders may be called by the chairman of the Company’s Board of Directors, our president and our Board of Directors. Additionally, subject to the provisions of the Company’s Bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our Bylaws and provided the information and certifications required by our Bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of meeting, (2) by or at the direction of our Board of Directors or (3) by any stockholder who was a stockholder of record at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our Bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) pursuant to our notice of meeting (2) by or at the direction of our Board of Directors or (3) if the special meeting has been called in accordance with our Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and not later than the close of business on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.

A stockholder’s notice must contain certain information specified by our Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Anti-takeover Effect of Certain Provisions of Maryland Law and the Company’s Charter and Bylaws

The applicability of the business combination provisions of the MGCL and the provisions of the Company’s charter regarding the classification of the Board of Directors, the removal of directors and the advance notice provisions of the Company’s Bylaws could delay, defer or prevent a transaction or a change of control of the

Company that might involve a premium price for holders of the Company’s common stock or otherwise be in their best interests. Likewise, if the provision in the Company’s charter opting out of the control share acquisition provisions of the MGCL was amended or rescinded, it could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party to, or witness in, by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party to, or witness in, by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

¡	was committed in bad faith; or

¡	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s Bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to:

•	any present or former director, officer or employee of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director, officer or employee and at our request, serves or has served as a director, officer, partner, trustee, or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s Bylaws also permit us, with the approval of the Company’s Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any agent of the Company or a predecessor of the Company.

We maintain a directors’ and officers’ liability insurance policy. The policy insures our directors and officers against unindemnified losses ensuing from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

We have also entered into indemnity agreements with each member of our Board of Directors and our officers. These agreements generally provide that, if the director or officer becomes involved in a proceeding (as defined in the agreement) by reason of such director’s or officer’s corporate status (as defined in the agreement), we will indemnify the director or officer to the fullest extent permitted by Maryland law in effect from time to time against all judgments, penalties fines, and amounts paid in settlement of the proceeding, unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) such person actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

We have appointed American Stock Transfer and Trust Company as our transfer agent and registrar for our common stock.

PRIVATE PLACEMENT OF NEW CONVERTIBLE NOTES

In January 2016, the Company entered into separate Support Agreements with holders (the “Supporting Holders”) of 89.7% of the aggregate principal amount of the Company’s 7.00% Convertible Senior Notes due 2017 (the “Existing Convertible Notes”) providing for the terms of exchanges (the “Exchanges”) of the Existing Convertible Notes for new 5.25% Senior Secured Convertible Notes due 2019 (the “New Convertible Notes”). Pursuant to the Support Agreements, the Supporting Holders agreed to participate in the Exchanges and the Company agreed to issue the New Convertible Notes to such holders.

The following is a summary of the principal terms of the New Convertible Notes that will be issued in connection with the Exchanges.

The New Convertible Notes to be issued will mature on December 31, 2019, and will pay interest at a rate of 5.25% per annum, payable semi-annually in cash. For each $1,000 principal amount of Existing Convertible Notes validly exchanged in the Exchanges, an exchanging holder of Existing Convertible Notes (an “Exchanging Convertible Noteholder”) shall receive $700 principal amount of New Convertible Notes, plus accrued and unpaid interest. All current and future guarantors of the Company’s 12.75% Senior Secured Notes due 2018 (the “Senior Secured Notes”), the Company’s Existing Convertible Notes, the Company’s senior secured credit facility and any other material indebtedness of the Company will guarantee the New Convertible Notes. The New Convertible Notes will be secured on a “silent” third-priority basis by the same collateral that secures the Senior Secured Notes and the senior secured credit facility.

The New Convertible Notes will initially be convertible into shares of the Company’s common stock at a conversion price (the “Conversion Price”) per share of $2.25. The Conversion Price shall be subject to the same adjustment provisions contained in the Existing Convertible Notes, subject to certain exceptions; provided that, to the extent the Company’s common stock (or derivatives) is issued in respect of any Existing Convertible Notes after the completion of the Exchanges at an issue price (or exercise or Conversion Price, as the case may be) per share that is lower than the Conversion Price then in effect, (i) the Conversion Price shall be adjusted to the lower of (x) the lowest issue price per share of the Company’s common stock so issued and (y) the lowest conversion or exercise price per share of any such derivatives, and (ii) the Conversion Price shall have the benefit of any adjustment provision applicable to the conversion or exercise price of such derivatives, to the extent such provision is more favorable than that applicable to the Conversion Price.

Following their issue date, the holders of New Convertible Notes will be able to convert the New Convertible Notes, from time to time, in whole or in part, into shares of the Company’s common stock, at the then-applicable Conversion Price. The conversion may be settled in the form of cash, shares of the Company’s common stock, or a combination of both, in the Company’s sole discretion.

The value of shares of the Company’s common stock for purposes of the settlement of the conversion right will be calculated as provided in the indenture for the Existing Convertible Notes, using a 20 trading day period rather than a 40 trading day period for the observation period. Upon such conversion, the converting holder also shall be entitled to receive an amount equal to the Make-Whole Premium (as defined below), payable in the form of cash, shares of the Company’s common stock, or a combination of both, in the Company’s sole discretion. The value of shares of the Company’s common stock for purposes of calculating the Make-Whole Premium upon conversion will be based on the greater of (x) 130% of the conversion price then in effect and (y) the volume weighted average price (“VWAP”) of such shares for the relevant observation period (using a 20 trading day period), as provided in the indenture for the Existing Convertible Notes.

If a conversion occurs in connection with a fundamental change, for each $1,000 principal amount of New Convertible Notes, the number of shares of the Company’s common stock issuable upon conversion shall equal the greater of (A) $1,000 plus the amount of a Make-Whole Premium divided by the then applicable Conversion Price and (B) $1,300 divided by the price per share of the Company’s common stock paid in connection with the fundamental change. Settlement upon conversion in connection with a fundamental change shall be in the form of cash, shares of the Company’s common stock, or a combination of both, in the Company’s sole discretion. The value of shares of the Company’s common stock for purposes of the settlement of such conversion will be based on the VWAP of such shares for the 20 trading days immediately preceding the date of conversion. The New Convertible Notes will not contain provisions analogous to those applicable to the Existing Convertible Notes that require the issuance of additional shares in connection with a fundamental change.

Upon 20 trading days’ notice, if the daily VWAP of the Company’s common stock has been at least 130% of the Conversion Price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which such notice of redemption is provided, the Company shall, from time to time, have the right to redeem any or all of the New Convertible Notes at a price equal to (A) 100.0% of the aggregate principal amount thereof plus (B) the Make-Whole Premium. The redemption price can be paid in the form of cash, shares of the Company’s common stock, or a combination of both, in the Company’s sole discretion. The value of shares of the Company’s common stock will be based on the VWAP of such shares for the 20 trading days immediately preceding the date of redemption. Prior to the third trading day prior to the date of any such redemption, any New Convertible Notes called for redemption may be converted into shares of the Company’s common stock at the Conversion Price then in effect.

In addition, the Company shall pay, on the relevant redemption date (whether a conversion date or a fundamental change settlement date), in cash, all accrued and unpaid interest on the New Convertible Notes to be redeemed to, but not including the relevant redemption date (or conversion date or fundamental change settlement date, as the case may be) (the “Accrued Interest Amount”).

“Make-Whole Premium” means, with respect to each $1,000 in principal amount of New Convertible Notes, an amount equal to the present values of all scheduled payments of interest on the New Convertible Notes to be redeemed from the relevant redemption date (or conversion date, in the case of a conversion) to (and including) the earlier of (x) the fourth interest payment date after such redemption date (or conversion date, as the case may be) and (y) December 31, 2019 (excluding the Accrued Interest Amount), computed using a discount rate equal to the yield on the U.S. treasury security whose tenor most nearly approximates the time until each such interest payment plus 0.50%.

Delisting from the NYSE or NASDAQ will not be an event of default or fundamental change, but the Company shall use all commercially reasonable efforts to remain listed on either the NYSE or NASDAQ. The Company and the guarantors of the New Convertible Notes may not incur additional debt secured by liens that rank equally with the liens securing the New Convertible Notes, other than additional New Convertible notes issued in exchange for Existing Convertible Notes that have not been exchanged in the Exchanges, on terms no more advantageous to the holders of such Existing Convertible Notes than the terms of the Exchanges are to the Supporting Holders. The Company shall not refinance the Existing Convertible Notes or any of its remaining 12.75% Senior Secured Notes due 2016 with any indebtedness (i) that is senior (either in right of payment or as to security) to the New Convertible Notes, (ii) as to which a person other than the Company or a guarantor of the New Convertible Notes is an obligor or provides credit support or (iii) that has any scheduled amortization payments or a maturity date that is earlier than 91 days after the maturity date of the New Convertible Notes.

Until stockholder approval under the NYSE rules is obtained for the issuance of all of the shares of common stock issuable upon conversion (the “Stockholder Approval”), the aggregate number of shares of the Company’s common stock that may be issued upon the conversion of the New Convertible Notes will not exceed a number equal to 19.99% of the outstanding shares of the Company’s common stock as of the date of the Exchanges. Prior to Stockholder Approval and upon either (i) a fundamental change or (ii) the Company’s exercise of its optional redemption rights, the Company’s right to settle in the Company’s common stock (including upon a conversion in connection therewith) shall be capped at 19.99% of the then outstanding shares of the Company’s common stock, with the remainder payable in cash. In addition, the aggregate number of shares of our common stock to be issued to affiliates of the Company upon conversion of the New Convertible Notes may not exceed 0.99% of either (x) the total number of shares of our common stock outstanding or (y) the total voting power of our securities outstanding that are entitled to vote on a matter being voted on by holders of our common stock unless and until we have obtained Stockholder Approval.

To the extent the Stockholder Approval has not been obtained on or prior to June 30, 2016, Additional Interest shall be paid on the New Convertible Notes, beginning on July 1, 2016, until Stockholder Approval has been obtained. “Additional Interest” means, initially, 2.00% per annum, increasing to 4.00% per annum beginning on October 1, 2016.

The conversion right will also be limited so that, while the shares of the Company’s common stock are registered under the Exchange Act, no holder (or group of affiliated holders) may convert its New Convertible Notes into a number of shares of the Company’s common stock that exceeds the number that would cause such holder (or group of affiliated holders) to beneficially own more than 9.99% of the outstanding shares of the Company’s common stock, except in connection with an issuance of the Company’s common stock pursuant to, or upon a conversion in connection with, (i) the Company’s optional redemption rights or (ii) a fundamental change.

The foregoing description of the terms of the New Convertible Notes is not complete and is qualified in its entirety by reference to the text of the Form of Transaction Support Agreement filed as Exhibit 10.1 to the Company’s Form 8-K filed on January 15, 2016, the Form of First Amendment to Transaction Support Agreement filed as Exhibit 10.3 to the Company’s Form 8-K filed on February 3, 2016 and the Form of Amended and Restated Transaction Support Agreement filed as Exhibit 10.1 to the Company’s Form 8-K filed on March 22, 2016.

Any reference to the Exchanges is for informational purposes only and does not constitute an offer to sell or the solicitation of any offer to buy any New Convertible Notes. Consummation of the Exchanges is subject to, among other things, definitive documentation. There can be no assurance if or when the Company will consummate any such transaction or the terms thereof. In the event such transactions are completed, they will be effected pursuant to separate documentation and any such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Registration Rights Agreement

In connection with the Support Agreements, we have agreed to enter into a registration rights agreement with the selling stockholders, pursuant to which we agreed to file a registration statement with the SEC to register the shares of common stock issuable in respect of the New Convertible Notes.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders in respect of the New Convertible Notes. For additional information regarding the issuance of those the New Convertible Notes, see “Private Placement of the New Convertible Notes” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the New Convertible Notes, as of March 21, 2016, assuming conversion of all New Convertible Notes held by the selling stockholders on that date, without regard to any limitations on conversion, amortization, redemption, or exercise. Applicable percentage ownership is based upon 23,794,390 shares of common stock outstanding as of March 21, 2016 plus, for each selling stockholder, the shares of common stock issuable upon conversion of their New Convertible Notes as of March 21, 2016.

Raging Capital is a selling stockholder identified below and an affiliate of the Company. Raging Capital owns in the aggregate $27.5 million of the Company’s 12.75% Senior Secured Notes due 2018, $4.2 million of the Existing Convertible Notes and approximately 20% of our common stock, without giving effect to any common stock issuable upon conversion of the New Convertible Notes. Two of our directors, Kenneth H. Traub and Allan J. Young, are employees of Raging Capital. As an affiliate of the Company, Raging Capital and may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended and, as a result, may be deemed to be making a primary offering of securities, indirectly, on our behalf. We will not receive any of the proceeds from any sale of our shares by this selling stockholder. Raging Capital will be responsible for its own legal fees and expenses and for any underwriting fees, discounts and commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of 125% of the number of shares of common stock issuable in respect of the New Convertible Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the New Convertible Notes may be adjusted, and the New Convertible Notes are entitled to premiums under certain circumstances, the number of shares that will actually be issued may be more or less than the number of shares indicated as being offered by this prospectus below. The fourth column lists the shares of common stock being offered by this prospectus by the selling stockholders, without giving affect to any such adjustments. The fifth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus. The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)(2)	Percentage of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)(2)	Number of Shares of Common Stock Owned After Offering(1)(2)	Percentage of Common Stock Owned After Offering
Citadel Equity Fund Ltd.(3)	3,969,467	14.3%	3,969,467	—	—
CNH CA Master Account, L.P.(4)	451,112	1.9%	451,112	—	—
Corre Opportunities and Affiliates(5)	55,067	0.2%	55,067	—	—
CSS Trading(6)	311,112	1.3%	311,112	—	—
Highbridge Capital Management, LLC(7)	5,335,556	18.3%	5,335,556	—	—
	622,223	2.5%	622,223	—	—
Nantahala Capital Partners and Affiliates(8)	1,416,924	5.7%	870,178	546,476	2.3%
Pacific Capital Management LLC(9)
Raging Capital Master Fund, Ltd.(10)	5,993,684	20.1%	1,306,667	4,687,017	18.7%
The Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund(11)	2,240,000	8.6%	2,240,000	—	—
Union Square Park Partners, LP(12)
Whitebox Multi-Strategy Partners, LP, Whitebox Relative Value Partners, LP and Whitebox Credit Partners, LP(13)	1,199,334	4.8%	1,199,334	—	—

(1)	The conversion of New Convertible Notes may be settled in the form of cash, shares of the Company’s common stock, or a combination of both, in the Company’s sole discretion, and as a result, certain of the holders of New Convertible Notes have disclaimed beneficial ownership of such shares of common stock for purposes of Rule 13d-3 under the Exchange Act. The shares of common stock listed in the table above do not give effect to such disclaimers of beneficial ownership.
(2)	In addition, pursuant to the terms of the New Convertible Notes, a holder cannot convert any of its New Convertible Notes if such holder would beneficially own, after any such conversion, more than 9.99% of the Company’s outstanding common stock. While such limitation limits each holder’s beneficial ownership of shares of common stock for purposes of Rule 13d-3 under the Exchange Act, the shares of common stock listed in the table above do not give effect to such limitation.
(3)	Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the Investment Advisor Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Equity Fund Ltd. Citadel Advisors Holdings II LP (“CAH2”) is the sole member of CAL. Citadel GP LLC (formerly known as Citadel Investment Group II, L.L.C.) (“CIG2”) is the general partner of CAH2. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of CIG2. CIG2 and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities. The address for Citadel Equity Fund Ltd., CIG2 and CAL is 131 S. Dearborn Street, Chicago, IL 60603.
(4)	The address for the reporting person is .
(5)	The address for the reporting person is .
(6)	The address for the reporting person is .
(7)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (collectively, the “Highbridge Funds”), which hold the New Convertible Notes. The address for Highbridge and the Highbridge Funds is 40 West 57th Street, Floor 32, New York, NY 10019.
(8)	The address for the reporting person is . The number of shares of common stock owned includes 546,746 shares of common stock held by Nantahala in addition to the 742,000 shares of common stock issuable upon conversion of the New Convertible Notes.
(9)	The reporting person’s address is 1601 Wilshire Blvd, Suite 1925, Los Angeles, CA 90025.
(10)	Raging Capital Management, LLC (“Raging Capital”) is the Investment Manager of Raging Capital Master Fund, Ltd. (“Raging Master”), in whose name the notes are held. William C. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital. Raging Master has delegated to Raging Capital the sole authority to vote and dispose of the securities held by Raging Master pursuant to an Investment Management Agreement, dated November 9, 2012 (the “IMA”). The IMA may be terminated by any party thereto effective at the close of business on the last day of any fiscal quarter by giving the other party not less than sixty-one days’ written notice. As a result, each of Raging Capital and William C. Martin may be deemed to beneficially own the securities held by Raging Master. The address for Raging Capital and Raging Master is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands. The number of shares of common stock owned includes 4,687,017 shares of common stock held by Raging Capital in addition to the 1,306,667 shares of common stock issuable upon conversion of the New Convertible Notes.
(11)	2,084,444 shares of common stock and 155,556 shares of common stock are issuable to The Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund, respectively, upon the conversion of the New Convertible Notes. The reporting person’s address is One Maritime Plaza, Suite 800, San Francisco, CA 94111.
(12)	The reporting person’s address is 850 3rd Avenue, Suite 20B, New York, NY, 10022.
(13)

Whitebox General Partner LLC is the general partner of each of Whitebox Asymmetric Partners, LP, a Cayman Islands limited partnership, Whitebox Multi-Strategy Partners, LP, a British Virgin Islands limited partnership, Whitebox Relative Value Partners, LP, a British Virgin Islands limited partnership, and Whitebox Institutional Partners, LP, a Delaware limited partnership, each of which has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel,

Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf Vogel, Strefling, Twitchell and Vigilante shares voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Asymmetric Partners, LP and holds voting and disposable power over the shares of A.M. Castle & Co. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable in respect of the New Convertible Notes to permit the resale of these shares of common stock by the holders of the New Convertible Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether such options or hedging transactions are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	in sales pursuant to Rule 144;

•	whereby broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock, which common stock such broker-dealer or other financial institution may resell pursuant to this prospectus.

The selling stockholders may pledge or grant a security interest in some or all of the New Convertible Notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We know of no existing arrangements between any selling stockholder and any broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of common stock offered by this prospectus. We cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $75,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of the Company, except for the consolidated financial statements of Kreher Steel Company, LLC (the Company’s investment in which is accounted for by use of the equity method), incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company’s election to change its method of accounting for its United States metals inventory from the last-in first-out method to the average cost method, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). The consolidated financial statements of Kreher Steel Company, LLC (the Company’s investment in which is accounted for by use of the equity method) have been audited by Grant Thornton LLP, as stated in their report incorporated by reference herein. Such consolidated financial statements of the Company have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Kreher Steel Company, LLC and its subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K (as amended by Form 10-K/A) have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

The estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$6,170
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$35,000
Miscellaneous	$3,830
Total	$75,000

Item 15. Indemnification Of Directors And Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party to, or witness in, by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party to, or witness in, by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

¡	was committed in bad faith; or

¡	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s Bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to:

•	any present or former director, officer or employee of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director, officer or employee and at our request, serves or has served as a director, officer, partner, trustee, or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s Bylaws also permit us, with the approval of the Company’s Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any agent of the Company or a predecessor of the Company.

We maintain a directors’ and officers’ liability insurance policy. The policy insures our directors and officers against unindemnified losses ensuing from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

We have also entered into indemnity agreements with each member of our Board of Directors and our officers. These agreements generally provide that, if the director or officer becomes involved in a proceeding (as defined in the agreement) by reason of such director’s or officer’s corporate status (as defined in the agreement), we will indemnify the director or officer to the fullest extent permitted by Maryland law in effect from time to time against all judgments, penalties fines, and amounts paid in settlement of the proceeding, unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) such person actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.

Item 16. Exhibits

See the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings

The Registrant hereby undertakes the following:

(a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a) (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(e) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on March 22, 2016.

A.M. CASTLE & CO.

By:	/s/ Steven W. Scheinkman
Steven W. Scheinkman President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Steven W. Scheinkman and Marec E. Edgar, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments and supplements to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) or otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 22, 2016.

SIGNATURE	CAPACITY

/s/ Brian P. Anderson Brian P. Anderson	Chairman of the Board

/s/ Steven W. Scheinkman Steven W. Scheinkman	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick R. Anderson Patrick R. Anderson	Executive Vice President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Reuben S. Donnelley Reuben S. Donnelley	Director

/s/ Pamela Forbes Lieberman Pamela Forbes Lieberman	Director

/s/ Gary A. Masse Gary A. Masse	Director

SIGNATURE	CAPACITY

/s/ Jonathan B. Mellin Jonathan B. Mellin	Director

/s/ Kenneth H. Traub Kenneth H. Traub	Director

/s/ Allan J. Young Allan J. Young	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Restatement of the Charter of the Company filed with the State Department of Assessments and Taxation of Maryland on April 27, 2012. Filed as Exhibit 3.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2012, which was filed on May 3, 2012. Commission File No. 1-5415.

3.2	Articles Supplementary of the Charter of the Company. Filed as Exhibit 3.1 to Form 8-A filed on September 6, 2012. Commission File No. 1-5415.

3.3	Articles Supplementary of the Charter of the Company. Filed as Exhibit 3.1 to Form 8-K filed on August 14, 2013. Commission File No. 1-5415.

3.4	Amended and Restated Bylaws of the Company. Filed as Exhibit 3.1 to Form 8-K filed on March 18, 2015, Commission File No. 1-5415.

4.1	Form of Amended and Restated Transaction Support Agreement, as Amended (incorporated by referenced to Exhibit 10.1 to the Company’s Form 8-K filed on January 15, 2016, the Form of First Amendment to Transaction Support Agreement filed as Exhibit 10.3 to the Company’s Form 8-K filed on February 3, 2016 and the Form of Amended and Restated Transaction Support Agreement filed as Exhibit 10.1 to the Company’s Form 8-K filed on March 22, 2016).

5.1	Opinion of Venable LLP.

10.1†	Form of Registration Rights Agreement by and among A.M. Castle & Co. and the noteholders named therein.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Powers of Attorney of directors and certain officers of the Registrant (included on signature page).

†	To be filed by amendment.